EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: August 19, 2004

DISCOVERY GROUP I, LLC, for itself and as general partner of DISCOVERY EQUITY PARTNERS, L.P.

	By	/S/ MICHAEL R. MURPHY
Michael R. Murphy
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/S/ MICHAEL R. MURPHY
Michael R. Murphy